EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal Year 2010

ELK GROVE VILLAGE, Ill., March 9, 2010 (GLOBE NEWSWIRE) -- SigmaTron International, Inc.(Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2010.

Revenues increased to $30.6 million for the third quarter of fiscal year 2010 from $27.0 million for the same quarter in the prior year. Net income increased to a profit of $415,468 in the third quarter of fiscal year 2010 compared to a loss of ($265,458) for the same period in the prior year. Basic and diluted earnings per share for the quarter ended January 31, 2010, were $0.11 compared to a loss of ($0.07) for both the same quarter in fiscal 2009.

For the nine months ended January 31, 2010, revenues decreased to $87.5 million compared to $106.6 million for the same period ended January 31, 2009. Net income for the 2010 period was $530,291 compared to $1,819,182 for the same period in the prior year. Basic and diluted earnings per share for the nine months ended January 31, 2010 were $0.14 and $0.13, respectively, compared to $0.48 and $0.47, respectively, for the nine months ending January 31, 2009.

Commenting on SigmaTron's third quarter and nine month results, Gary R. Fairhead, President and Chief Executive Officer, said, "I am pleased to report a solid profit for our third quarter of fiscal 2010, which is one year after we saw our revenue drop precipitously in response to the global economic downturn. Our quarterly results were negatively impacted by expenses related to our changing banks during the quarter but otherwise operationally consistent with our second quarter results. Just like the second quarter, each month during the third quarter was profitable. Historically, our second and third quarters have been nominally stronger than our first and fourth quarters.

"Heading into our fourth quarter, we see many customers adjusting inventory levels short term. My current expectation is that revenue during the fourth quarter will be lower than that of the third quarter. However, I also believe that the second half of calendar 2010 will be stronger than the same period of 2009.

"The basis for my optimism for later this calendar year is that several new programs from both existing and new customers are scheduled to launch mid-year. Barring a short term economic downturn, I have every reason to believe most of these programs will go to market.

"As previously announced in our press release on January 11, 2010, we successfully changed our bank to Wells Fargo / HSBC Trade Bank during the quarter. We believe our new banking arrangement will provide greater financial support and flexibility as the economy recovers. Clearly this transition was an important milestone for SigmaTron, and we look forward to a long term relationship with our new bank.

"While all of this news is positive, uncertainty and volatility in the global economy clearly remains. Our cost reductions remain in place and we continue to monitor both our cost structure as well as our revenue levels. There is reason to be optimistic compared to twelve months ago, but we will remain cautious."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the current turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31, 2010	January 31, 2009	January 31, 2010	January 31, 2009

Net sales	$30,599,499	$26,970,927	$87,493,820	$106,581,773

Cost of products sold	27,219,708	24,218,696	78,570,880	93,268,965

Gross profit	3,379,791	2,752,231	8,922,940	13,312,808

Selling and administrative expenses	2,503,571	2,666,375	7,448,821	9,328,834

Operating income	876,220	85,856	1,474,119	3,983,974

Other expense	211,860	246,441	627,519	1,096,267

Income (loss) from operations before income tax	664,360	(160,585)	846,600	2,887,707

Income tax expense	248,892	104,873	316,309	1,068,525

Net income (loss)	$415,468	($265,458)	$530,291	$1,819,182

Net income (loss) per common share -- basic	$0.11	($0.07)	$0.14	$0.48

Net income (loss) per common share -- assuming dilution	$0.11	($0.07)	$0.13	$0.47

Weighted average number of common equivalent
shares outstanding - assuming dilution	3,873,531	3,822,556	3,853,902	3,869,394

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2010	April 30, 2009

Assets:

Current assets	$61,561,244	$59,622,532

Machinery and equipment-net	25,298,583	26,200,578

Intangible assets	420,965	608,887
Other assets	618,613	699,379

Total assets	$87,899,405	$87,131,376

Liabilities and shareholders' equity:

Current liabilities	$20,568,227	$16,055,185

Long-term obligations	21,384,637	25,674,306

Stockholders' equity	45,946,541	45,401,885

Total liabilities and stockholders' equity	$87,899,405	$87,131,376
CONTACT:  SigmaTron International, Inc.
          Linda K. Frauendorfer
          1-800-700-9095